Exhibit List

(1)     Exhibit List

(2) Certificate of Trust filed on December 15, 1994 with the Secretary of the State of Deleware.

(3)  Consulting Agreement between the Trust and Hirtle, Callaghan
     & Co., Inc.

(4)   Portfolio Management Contract between the Trust and
      Institutional Capital Corporation related to the Value Equity
      Portfolio.

(5) Portfolio Management Contract between the Trust and Goldman
    Sachs Asset Management related to the Growth Equity Portfolio.

(6) Portfolio Management Contract between the Trust and Jennison Associates Capital Corporation related to the Growth Equity Portfolio.

(7) Portfolio Management Contract between the Trust and Clover
    Capital Management Inc. related to the Small Capitalization Equity
    Portfolio.

(8) Portfolio Management Contract between the Trust and Frontier Capital Management Co. related to the Small Capitalization Equity Portfolio.

(9) Portfolio Management Contract between the Trust and Brinson Partners, Inc. related to the International Equity Portfolio.


(10) Portfolio Management Contract between the Trust and Morgan Grenfell Capital Management Inc. related to the Limited
    Duration Municipal Bond Portfolio.

(11) Portfolio Management Contract between the Trust and Morgan Grenfell Capital Management Inc. related to the Fixed Income
    Portfolio.

(12) Portfolio Management Contract between the Trust and Morgan Grenfell Capital Management Inc. related to the Intermediate
    Term Portfolio.

(13)    Custodian Agreement between Bankers Trust Company and the Trust.

(14)    Amendment to Administration Agreement.

(15)    Amendment to Transfer Agency Agreement.

(16)    Amendment to Fund Accounting Agreement.

(17)    Omnibus Fee Agreement.